Exhibit 99.1

Contact:	Ricky Ang	Yvonne L. Zappulla
	Chief Executive Officer	Managing Director
	Sun New Media Inc.	Wall Street Consultants Corp.
845-680-0300
Yvonne@WallStreetIR.com
Sun New Media Enters Luxury Apparel Vertical
Luxury apparel vertical expected to generate minimum profits of US $10.5 million over the next three years
New York, NY- (PRNewswire) — June 8, 2006 — Sun New Media, Inc. (OTCBB: SMND) today announced its entry into its fourth business vertical, luxury apparel, a US $53 billion market in China, with an agreement to purchase 100% ownership of William Brand Administer, Ltd.(“William Brand”), a China-based producer and distributor of women’s luxury apparel.
“With over two decades of experience manufacturing and distributing women’s luxury apparel in China and abroad, William Brand has access to a strong distribution network that can be leveraged to facilitate Sun New Media’s expansion into the vertical,” commented Ricky Any, CEO of Sun New Media. “Our Company will equip William Brand with our suite of channel management systems and provide media and marketing support to further the current distribution reach and expand William Brand’s current product offerings. It is our goal that as a part of Sun New Media, William Brand will become the partner of choice for global and domestic brands looking for sourcing and distribution solutions in China.”
The consideration for the acquisition is US $22.3 million, to be satisfied through the issuance of 4,655,172 shares of Sun New Media common stock. Shares will be issued in four installments, the first, 1,163,793 shares within thirty days of the completion of the deal. The remaining shares will be issued in thirds at the end of each of the next three years subject to attainment of profit and revenue guarantees for each of these years. To earn these shares, William Brand guarantees a minimum of US $15 million of revenue in year one, US $17.5 million in year two, and US $20 million in year three. The company must also generate minimum after-tax profits of US $3 million, US $3.5 million, and US $4 million in years one two and three respectively. Taking into account the fully diluted share count post-acquisition of approximately 121 million shares, the luxury apparel vertical should contribute a minimum of $0.025 to earnings per share during the first full year of operations. Sun New Media anticipates booking its first revenues from the vertical during its second fiscal quarter, ending September 30, 2006.
William Brand further guarantees that, upon closing of the deal, it will have established a minimum three-year cooperative distribution agreement with Shanghai First Department Store, China’s largest retail group with access to a network of a minimum of 3,000 wholesalers and department stores within mainland China.
“China’s mid-range luxury apparel market is highly fragmented and in need of simplification and consolidation. This acquisition brings together William Brand’s nationwide legacy distribution system with the margin enhancing suite of channel management and marketing services offered by Sun New Media,” added Mr. Ricky Ang, CEO of Sun New Media. “With this acquisition we have established ourselves as a leader in a fourth vertical market, luxury apparel. The agreement guarantees us profitability from day one, and a partnership with the largest soft goods retailer in China, Shanghai First Department Store. We expect that the combination will be very attractive to brand and product owners seeking to expand their distribution reach through transparent, well-managed channels that reach China’s fastest growing business and ultimately consumer markets.”
About Sun New Media Inc.
Sun New Media is China’s leading multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in China’s fastest growing verticals, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in Sun New Media’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that Sun New Media will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.